Exhibit 23

Consent of Independent Registered Public Accounting Firm

Stockholders and the Board of Directors

Howard Bancorp, Inc.

Baltimore, Maryland

We consent to the incorporation by reference in the registration statements (No. 333-239937) on Form S-3 and (Nos. 333-227564, 333-187714 and 333-191938) on Forms S-8 of Howard Bancorp, Inc. of our reports dated March 16, 2021, with respect to the consolidated financial statements of Howard Bancorp, Inc. and the effectiveness of internal control over financial reporting, which reports appear in Howard Bancorp, Inc.’s 2020 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Atlanta, Georgia
March 16, 2021